NOMURA PARTNERS FUNDS, INC.

AMENDMENT NO. 2

to

SECOND AMENDED and RESTATED

COMPLIANCE SERVICES AGREEMENT

Effective February 7, 2011

This AMENDMENT NO. 2 (“Amendment No. 2”) to the Second Amended and Restated Compliance Services Agreement executed December 31, 2009 by and among Nomura Partners Funds, Inc. (the “Funds”) and Foreside Compliance Services, LLC (“FCS”) and Foreside Management Services, LLC (“FMS”) (collectively, “Foreside”), as amended (the “Second Compliance Agreement”) is entered into as of February 7, 2011 (the “Effective Date”).

WHEREAS, the Funds and Foreside previously entered into an Amendment No. 1 to Second Amended and Restated Compliance Services Agreement effective April 29, 2010 which amended the Second Compliance Agreement to, among other things, add the services of a Principal Executive Officer (“PEO”) of the Funds and provide that the fee for PEO services would be waived until January 1, 2011; and

WHEREAS, the Funds and Foreside wish to extend the fee waiver for PEO services until May 31, 2011 and amend Appendix C of the Second Compliance Agreement to reflect the extension of the fee waiver;

NOW, THEREFORE, the Funds and Foreside hereby agree as follows:

1.	As of the Effective Date, Section (3) of Appendix C to the Second Compliance Agreement is hereby deleted in its entirety and replaced with the following:

(3) SOX (PEO) Services

Recurring Fee	Rate
(i) Base fee	$60,000 per annum, billed monthly	*

*	The fee for PEO services shall not be effective until May 31, 2011.

2.	Except as amended hereby, all other terms and conditions of the Second Compliance Agreement shall remain in full force and effect and are hereby incorporated herein by reference.

3.	This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

NOMURA PARTNERS FUNDS, INC., on behalf of each of its series severally and not jointly

By:	/s/ J. Douglas Azar
J. Douglas Azar
Chairman of the Board

FORESIDE COMPLIANCE SERVICES, LLC

By:	/s/ William R. Royer
William R. Royer
President

FORESIDE MANAGEMENT SERVICES, LLC

By:	/s/ David M. Whitaker
David M. Whitaker
Vice President

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